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                                                                      Exhibit 16



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Unitrin, Inc. and, under the date of January 31, 2001, we reported on the consolidated financial statements of Unitrin, Inc. as of and for the years ended December 31, 2000 and 1999. On November 8, 2001, we were notified that Unitrin, Inc. engaged Deloitte & Touche LLP as its principal accountant for the year ending December 31, 2002 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Unitrin, Inc.'s financial statements as of and for the year ending December 31, 2001, and the issuance of our reports thereon. We have read Unitrin, Inc.'s statements included under Item 4 of its Form 8-K dated November 15, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with Unitrin, Inc.'s statement that the change was recommended to the Board of Directors by the Audit Committee and was approved by the Board of Directors and we are not aware of the existence of a condition required to be reported under Item 304(a)(1)(v) of Regulation S-K. Therefore, we take no position with respect to Unitrin, Inc.'s statements contained in paragraph (1)(v) of Item 4. We are also not in a position to agree or disagree with Unitrin, Inc.'s statements that Deloitte & Touche LLP was not consulted regarding (i) the application of accounting principles to a specified transaction, (ii) the type of audit opinion that might be rendered on Unitrin, Inc.'s consolidated financial statements, or (iii) as to any matter that was either the subject of a disagreement or a reportable event.

Very truly yours,



/s/  KPMG LLP
Chicago, Illinois
November 15, 2001